UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT

=====================================  :
                                       :
UR ACQUISITION CORPORATION             :
and UNITED RENTALS, INC.               :     CIVIL ACTION NO.
                                       :     399CV00625 (DJS)
            Plaintiffs,                :
                                       :
V.                                     :
                                       :
JAMES L. KIRK, RENTAL SERVICE          :
CORPORATION and NATIONSRENT, INC.      :     APRIL 22, 1999
                                       :
            Defendant.                 :
=====================================

                    MOTION FOR A PRELIMINARY INJUNCTION

      Rental Service Corporation ("RSC") hereby moves the Court for a preliminary injunction restraining counterdefendants from voting shares or soliciting consents in favor of the six nominees who are directors and/or officers of UR Acquisition Corporation or United Rentals, Inc. (collectively, "URI"), and restraining counterdefendants from nominating or attempting to nominate any nominees or any other director or officer of URI to the Board of Directors of RSC. This injunction is sought on the ground that counterdefendants' conduct, unless restrained, will result in violations of Section 8 of the Clayton Act, 15 U.S.C. ss. 19.

      In support of this Motion, Rental Service Corporation submits this Memorandum of Points and Authorities in Support Thereof, the Declaration of James J. Farrell and attached exhibits.

Dated:  April 22, 1999
                              DEFENDANT AND COUNTERCLAIMANT
                              RENTAL SERVICE CORPORATION


                              By /s/ William H. Champlin III
                                ------------------------------------
                                 William H. Champlin III
                                 CT04202
                                 Mark V. Connolly
OF COUNSEL                       CT05677
Marc W. Rappel                   TYLER COOPER & ALCORN, LLP
James J. Farrell                 CityPlace - 35th Floor
LATHAM & WATKINS                 Hartford, CT 06103-3488
633 W. 5th Street, Suite 4000    (860) 725-6200
Los Angeles, CA 90071            Fax: (860) 278-3802
(213) 485-1234                   Its Attorneys
Fax:  (213) 891-8763



                               CERTIFICATION

      This is to certify that on April 22, 1999 I have served a copy of the foregoing by hand delivery upon the following counsel:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Robin L. Smith
      Day, Berry & Howard, LLP
      CityPlace I
      Hartford, CT 06103

and served a copy via U.S. mail upon the following counsel and pro se parties of record by causing it to be mailed on the 22nd day of April, 1999 postage prepaid and properly addressed to:

      Joseph B. Frumkin
      William Sipes
      Sullivan & Cromwell
      125 Broad St.
      New York, NY 10004

      Jay B. Kasner
      Steven J. Kolleeny
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022

      Robert A. Izard
      Bradford S. Babbitt
      Robinson & Cole
      280 Trumbull Street
      Hartford, CT 06103-3597

                                      /s/ William H. Champlin III
                                      ----------------------------------
                                      William H. Champlin III



                        UNITED STATES DISTRICT COURT
                          DISTRICT OF CONNECTICUT


========================================
UR ACQUISITION CORPORATION               :
and UNITED RENTALS, INC.                 :     CIVIL ACTION NO.
                                         :     399CV00625 (DJS)
            Plaintiffs,                  :
                                         :
V.                                       :
                                         :
JAMES L. KIRK, RENTAL SERVICE            :
CORPORATION and NATIONSRENT, INC.        :     APRIL 22, 1999
                                         :
            Defendant.                   :
========================================

                  MEMORANDUM OF POINTS AND AUTHORITIES IN
                  SUPPORT OF RENTAL SERVICE CORPORATION'S
                     MOTION FOR PRELIMINARY INJUNCTION

I.    INTRODUCTION

      United Rentals, Inc. and UR Acquisition Corporation (collectively "URI") seek control of Rental Service Corporation's ("RSC") Board of Directors in blatant violation of the federal antitrust laws. URI and RSC are direct competitors in the equipment rental industry. Section 8 of the Clayton Act clearly prohibits interlocking directorates of competing corporations. Nonetheless, of the nine individuals nominated by URI to take over RSC's Board, six of them are directors and/or officers of URI. If URI succeeds in putting these six nominees on RSC's Board, it will cause RSC to be in violation of the antitrust laws. A preliminary injunction is necessary to restrain URI and the six nominees from violating the prohibition of the Clayton Act against such interlocking directorates.

II.   STATEMENT OF FACTS

      RSC is a Delaware corporation with its principal executive offices in Scottsdale, Arizona. RSC is in the business of renting construction and industrial equipment. Declaration of James J. Farrell ("Farrell Decl."), P.
3. RSC serves the needs of a wide variety of industrial, manufacturing, construction, government and homeowner markets through a network of 245 rental locations in 27 states and Canada. RSC rents equipment ranging from small items such as pumps and electric hand tools to larger equipment such as backhoes and aerial manlifts. RSC also sells maintenance, repair and operations supplies, small tools, contractors supplies, parts and used rental equipment, and acts as a distributor for new equipment on behalf of certain national equipment manufacturers. RSC Form 10-K, Exh. A, p. 1.(1) RSC is a publicly traded company listed on the New York Stock Exchange, and its capital, surplus and undivided profits aggregate more than $16 million. Id. at p. F-2; see footnote 5, infra.

      RSC competes directly with URI for equipment rental customers and purchasers of related merchandise and parts. According to its most recent Form 10-K, URI is the largest equipment rental company in North America. It has 453 branch locations and operates in 39 states, Canada and Mexico. URI Form 10-K, Exh. B, p. 1. The equipment it rents and the related supplies it sells are the same as those available from RSC. See Exh. B, p. 1. Both companies operate in overlapping geographic areas. As set forth in its Form 10-K, URI also has capital, surplus and undivided profits aggregating well over $16 million. Id. at p. 33.

-----------------------
(1) RSC requests the Court to take judicial notice of certain of its and URI's most recent filings with the Securities and Exchange Commission, copies of which are attached hereto as Exhibits A-C and G.



      On March 30, 1999, United Rentals (North America), Inc., a direct wholly owned subsidiary of United Rentals, purchased 100 shares of RSC stock. URI Schedule 14A, Exh. C, p. 18. On April 5, 1999, URI notified RSC of its commencement of a tender offer to acquire all of RSC's outstanding shares of stock. Exh. D. On the same date, URI commenced litigation against RSC, its Board members, and NationsRent (a proposed merger partner of RSC) in Delaware. On April 7, URI commenced the instant action. By letter dated April 13, URI informed RSC that it was nominating nine directors to take the place of RSC's current Board members.(2) Exh. E. According to the preliminary proxy materials filed by URI with the SEC on April 13, six of the nine nominees are directors and/or officers of URI (collectively the "Nominees").(3) Specifically, Bradley S. Jacobs is the Chairman, Chief Executive Officer and a director of United Rentals. Richard J. Heckmann is a director of United Rentals. Wayland R. Hicks is Chief Operating Officer of United Rentals and a director. John N. Milne is Vice Chairman, Chief Acquisition Officer and a director of United Rentals. Michael J. Nolan is Chief Financial Officer of United Rentals. Gerald Tsai, Jr. is a director of United Rentals. Exh. C, pp. 11-14.

------------------------
(2) RSC has eight members on its Board. Under Section 3.02 of its Bylaws, the number of directors comprising RSC's Board is to be no less than four and no more than sixteen. Farrell Decl. P. 4. URI is proposing a nine member Board. Exh. C, p. 10.

(3) RSC does not presently know what connection the remaining three nominees have to URI. RSC reserves the right to join these nominees on its claims in the event they are agents of and have an employment or business relationship with URI. See Square D Co. v. Schneider, 760 F. Supp. 362, 367 (S.D.N.Y. 1991).



      On April 19, URI apparently recognized that the majority of its proposed slate could not serve as RSC directors, presumably for the reasons described in this motion. Instead of withdrawing the tainted officer and/or director nominees, however, URI purported to nominate six "replacement" candidates who will serve if any of the original nominees "are unable or unwilling to serve, or are otherwise disqualified from serving, as directors of Rental Service for any reason." Exh. F.(4)

      If URI is permitted to place six of its own officers or directors on RSC's Board, URI will cause RSC to be in clear violation of Section 8 of the Clayton Act. RSC therefore seeks a preliminary injunction restraining URI and the Nominees from continuing their efforts to place United Rentals' own directors and officers on RSC's Board.

-----------------------
(4) URI's April 19 letter (which was delivered April 20) does not include any information about these individuals. Even if these alternate nominees do not give rise to an interlocking directorate in violation of Section 8 of the Clayton Act, the Clayton Act violation posed by the present slate of proposed directors is not rendered moot by the possible nomination of other individuals. See United States v. W.T. Grant Co., 345 U.S. 629, 633 (1953); SCM Corp. v. Federal Trade Commission, 565 F.2d 807, 811 (2d Cir. 1977).



III.  ARGUMENT

      A. URI AND THE NOMINEES MUST BE ENJOINED FROM ATTEMPTING TO PLACE URI'S OWN DIRECTORS AND OFFICERS ON RSC'S BOARD

            1.    THE STANDARD FOR PRELIMINARY INJUNCTIVE RELIEF

                  In the Second Circuit, "a court may issue a preliminary injunction only upon a 'showing of (a) irreparable harm and (b) either (1) likelihood of success on the merits or (2) sufficiently serious questions going to the merits to make them a fair ground for litigation and a balance of the hardships tipping decidedly toward the party requesting the preliminary relief.'" Consolidated Gold Fields PLC v. Minorco, 871 F.2d 252, 256 (2d Cir. 1989) (quoting Jackson Dairy, Inc. v. H.P. Hood & Sons, Inc., 596 F.2d 70, 72 (2d cir. 1979)). RSC can easily establish the likelihood of success on the merits and the irreparable harm it will suffer. Issuance of a preliminary injunction is therefore appropriate.

            2.    RSC WILL SUCCEED ON THE MERITS

                  By attempting to elect interlocking directors, URI and the Nominees are violating the Clayton Act. Section 8 of the Clayton Act, 15 U.S.C. ss. 19, was enacted to give effect to the Sherman Act's prohibitions on anti-competitive conduct. United States v. Sears, Roebuck & Co., 111 F. Supp. 614, 616 (S.D.N.Y. 1953) (stating "Interlocking directorships on rival corporations had been the instrumentality of defeating the purpose of the antitrust laws.") "Section 8 was but one of a series of measures which finally emerged as the Clayton Act, all intended to strengthen the Sherman Act, which, through the years had not proved entirely effective." Id.

                  "The continued potential threat to the competitive system resulting from these conflicting directorships was the evil aimed at." Id. "The emphasis upon the importance of the prohibition against the sharing of common directors by large competing corporations is understandable." United States v. Crocker Nat'l Corp., 656 F.2d 428, 437 (9th cir. 1981), reversed on other grounds, 103 S. Ct. 2266 (1983). Id. Common directors perform the function of maintaining uniform polices among the corporations they serve, and the elimination function of maintaining uniform polices among the corporations they serve, and the elimination of competition between those corporations was to be presumed from the very existence of common directors. Id. at 437-38 (citing Judiciary Committee Findings, H.R. Rep. No. 627 at 19-20.) Interlocking arrangements between competing corporations threaten the basic purpose of the Sherman Act and are therefore treated as illegal per se. TRW, Inc. v. FTC, 647 F.2d 942, 947 (9th Cir. 1981).

      This per se illegality is codified in Section 8 of the Clayton Act, 15 U.S.C. ss. 19. That portion of the Clayton Act provides:

            No person shall, at the same time, serve as a director or officer in any two corporations (other than banks, banking associations, and trust companies) that are --

            (A) engaged in whole or in part in commerce; and
            (B) by virtue of their business and location of operation, competitors, so that the elimination of competition by agreement between them would constitute a violation of any of the antitrust laws; if each of the corporations has capital, surplus, and undivided profits aggregating more than $10,000,000 as adjusted pursuant to paragraph (5) of this subsection.

            15 U.S.C. ss. 19(a)(1).(5)

      The Second Circuit has expanded Section 8's prohibition against interlocking directorates to apply not only to individuals, but to corporations as well. SCM Corp. v. Federal Trade Comm'n, 565 F.2d 807, 811 (2nd Cir. 1977) (stating Section 8's "prophylactic purpose was 'to nip in the bud incipient violations of the antitrust laws by removing the opportunity or temptation to such violations through interlocking directorates.'" (quoting Sears, 111 F. Supp. at 616)). Reasoning that public policy dictated a broad reading of Section 8, the Second Circuit noted that "a corporation without fear of sanction could have the concededly prohibited interlocking directorate and, if detected, simply replace the ousted director with another interlocking board member." Id. By attempting to elect United Rentals' own directors and officers to the Board of RSC, a directly competing equipment rental company, URI and the Nominees are blatantly violating this clear prohibition against interlocking directorates.

      First, there can be no dispute that both RSC and URI are engaged in commerce. They both operate major equipment rental companies throughout the United States and beyond. Next, their companies compete directly against each other in numerous geographic markets. URI itself states in its tender offer materials that its "preliminary look at the company leads [it] to believe that 25 locations could be consolidated . . ." URI Schedule 14D-1, Amendment No. 4, Exh. G, P. 5. The products they rent are substantially the same as are the related services they provide. Moreover, it would certainly violate Section 1 of the Sherman Act if RSC and URI were to agree on a minimum price for renting equipment or purchasing related supplies or enter some other horizontal arrangement which would lessen competition. Thus, it is indisputable that RSC and United Rentals are "competitors" within the meaning of the Clayton Act.

----------------------
(5) The $10,000,000 threshold amount is adjusted yearly according to changes in the gross national product. 15 U.S.C. ss. 19(a)(5). For the year 1999, this amount is $15,308,000. 64 Fed. Reg. 1628 (1999).



      Finally, each corporation has capital, surplus, and undivided profits aggregating well over $10,000,000, even after adjustment for increases in the gross national product since 1990 pursuant to 15 U.S.C. ss. 19(a)(1). According to the most recently filed 10K reports, both RSC and URI have over the required $15,380,000 in capital, surplus, and undivided profit.

      Exh. A, p. F-2, Exh. B, p. 33.

      Procedurally, RSC is entitled to an injunction restraining counterdefendants from violating the Clayton Act and from causing RSC to be in violation of the Clayton Act by having interlocking directorates with a competitor. See Consolidated Gold Fields PLC, 871 F.2d at 256 (holding that target companies have standing to seek preliminary injunctions and stating "if we fail to recognize target standing, we would substantially impair enforcement of the antitrust laws to protect against anticompetitive takeovers"); Square D Co. v. Schneider, 760 F. Supp. 362, 364-65 (S.D.N.Y.
1991) (target of takeover effort has standing). Section 16 of the Clayton Act, 15 U.S.C. ss. 26, authorizes a private party facing prospective injury under the antitrust laws to bring an action for injunctive relief to restrain any such violation. The Supreme Court has made clear that a private litigant may obtain all manner of injunctive relief for a violation of these sections of the Clayton Act. California v. American Stores Co., 495 U.S. 271, 295-6 (1990) (private litigant may obtain order of divestiture for violation of Section 7 pursuant to Section 16 of the Clayton Act).(6)

      For all of these reasons, RSC has established an overwhelming likelihood that it will succeed on the merits of its claims against URI and the Nominees.

---------------------
(6) Section 16 of the Clayton Act also authorizes a prevailing party to recover attorney's fees and cost of suit, which RSC will seek upon termination of this action.



            3.    RSC WILL SUFFER IRREPARABLE HARM

                  If URI is allowed to place interlocking directors on RSC's Board of Directors, RSC will suffer irreparable harm. Irreparable harm exists where a target "would cease to be a viable competitor[] in the market." Consolidated Gold Fields PLC, 871 F.2d at 261. "'Doubts as to whether a [preliminary] injunction . . . is necessary to safeguard [the target group] . . . should be resolved in favor of granting the injunction.'" Id. (quoting Gulf & Western Indus. v. Great Atlantic & Pacific Tea Co., 476 F.2d 687, 699 (2d Cir. 1973) (alterations in original)).

                  In the present case, if URI is permitted to place its own officers and directors on RSC's Board, it will have the effect of lessening competition between URI and RSC. RSC will also suffer irreparable harm because it will squarely be in violation of the antitrust laws.
Accordingly, the issuance of a preliminary injunction is critical to prevent such irreparable harm to RSC.

IV.   CONCLUSION

      The facts and the law giving rise to this motion are simple and straightforward. The actions taken by URI and the Nominees designed to create interlocking directorates are in flagrant disregard of the Clayton Act. RSC respectfully requests the Court to issue a preliminary injunction to halt this wrongful conduct now.

                                    DEFENDANT AND COUNTERCLAIMANT
                                    RENTAL SERVICE CORPORATION

                                    By /s/William H. Champlin III
                                      ---------------------------------
                                       William H. Champlin III
                                       CT04202
                                       Mark V. Connolly
OF COUNSEL                             CT05677
Marc W. Rappel                         TYLER COOPER & ALCORN, LLP
James J. Farrell                       CityPlace - 35th Floor
LATHAM & WATKINS                       Hartford, CT 06103-3488
633 W. 5th Street, Suite 4000          (860) 725-6200
Los Angeles, CA 90071                  Fax: (860) 278-3802
(213) 485-1234                         Its Attorneys
Fax (213) 891-8763



                               CERTIFICATION

      This is to certify that on April 22, 1999 I have served a copy of the foregoing by hand delivery upon the following counsel:

      Thomas J. Groark, Jr.
      Richard M. Reynolds
      Philip S. Wellman
      Robin L. Smith
      Day, Berry & Howard, LLP
      CityPlace I
      Hartford, CT 06103

and served a copy via U.S. mail upon the following counsel and pro se parties of record by causing it to be mailed on this 22nd day of April, 1999 postage prepaid and properly addressed to:

      Joseph B. Frumkin
      William Sipes
      Sullivan & Cromwell
      125 Broad St.
      New York, NY 10004

      Jay B. Kasner
      Steven J. Kolleeny
      Skadden, Arps, Slate, Meagher & Flom LLP
      919 Third Avenue
      New York, NY 10022

      Robert A. Izard
      Bradford S. Babbitt
      Robinson & Cole
      280 Trumbull Street
      Hartford, CT 06103-3597

                                       /s/ William H. Champlin III
                                       ----------------------------------
                                       William H. Champlin III